EXHIBIT 4.51(b)

DESCRIPTION OF PACIFIC GAS AND ELECTRIC COMPANY’S
SECURITIES REGISTERED UNDER
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of Preferred Stock

The following description of Pacific Gas and Electric Company’s (the “Utility”) preferred stock is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to applicable law, our Restated Articles of Incorporation effective as of June 22, 2020 (the “Articles of Incorporation”) and Bylaws amended and restated as of May 20, 2021 (the “Bylaws”), each of which is filed as an exhibit to this Annual Report on Form 10-K and is incorporated by reference herein. We encourage you to read the Articles of Incorporation and the Bylaws for additional information.

In this section, references to “we,” “our,” “ours” and “us” refer only to the Utility and not to any of its direct or indirect parents, subsidiaries or affiliates except as expressly provided.

General

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock with a par value of $5 per share, 75,000,000 shares of first preferred stock with a par value of $25 per share (the “First Preferred Stock”), and 10,000,000 of $100 first preferred stock, cumulative, with a par value of $100 per share (the “$100 First Preferred Stock” and, together with the First Preferred Stock, the “Preferred Stock”).

All outstanding shares of our common stock are owned by PG&E Corporation. There are no shares of $100 First Preferred Stock outstanding. First Preferred Stock is issued and outstanding in the following series:

•5% series A redeemable (“5% First Preferred Series A Stock”)

•5% redeemable (“5% First Preferred Stock”)

•4.80% redeemable (“4.8% First Preferred Stock”)

•4.50% redeemable (“4.5% First Preferred Stock”)

•4.36% series A redeemable (“4.36% First Preferred Series A Stock”)

•6% nonredeemable (“6% Nonredeemable First Preferred Stock”)

•5.50% nonredeemable (“5.5% Nonredeemable First Preferred Stock”)

•5% nonredeemable (“5% Nonredeemable First Preferred Stock”)

As of December 31, 2021, the Utility’s First Preferred Stock outstanding included:

•4,211,661 shares of 6% Nonredeemable First Preferred Stock;

•1,173,163 shares of 5.5% Nonredeemable First Preferred Stock;

•400,000 shares of 5% Nonredeemable First Preferred Stock;

•1,778,172 shares of 5% First Preferred Series A Stock;

•934,322 shares of 5% First Preferred Stock;

•793,031 shares of 4.8% First Preferred Stock;

•611,142 shares of 4.5% First Preferred Stock; and

•418,291 shares of 4.36% First Preferred Series A Stock.

Under the Articles of Incorporation, the Board of Directors of the Utility is authorized without further shareholder action to provide for the issuance of Preferred Stock up to the amounts authorized by the Articles of Incorporation, in one or more series, with such rights, preferences, privileges and restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock, or series thereof, adopted, at any time or from time to time, by the Board of Directors.

Voting Rights

Except as otherwise provided by law, holders of our Preferred Stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our Preferred Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so. In such event, the holders of the remaining Preferred Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

Dividend Rights

The owners and holders of shares of Preferred Stock, when issued as fully paid, are entitled to receive, from the date of issue of such share, out of funds legally available therefor, cumulative preferential dividends, when and as declared by the Board of Directors, at the following rates upon the par value of their respective shares, and not more:

•5% per year upon the 5% First Preferred Series A Stock, 5% First Preferred Stock and 5% Nonredeemable First Preferred Stock

•4.8% per year upon the 4.8% First Preferred Stock

•4.5% per year upon the 4.5% First Preferred Stock

•4.36% per year upon the 4.36% First Preferred Stock

•6% per year upon the 6% Nonredeemable First Preferred Stock

•5.5% per year upon the 5.5% Nonredeemable First Preferred Stock

Such dividends shall be declared and shall be either paid or set apart for payment before any dividend upon the shares of common stock shall be either declared or paid. All shares of Preferred Stock rank equally in priority with regard to preference in dividend rights, except that shares of different classes or different series thereof may differ as to the amounts of dividends to which they are entitled.

Liquidation Rights

Upon the liquidation or dissolution of the Utility at any time and in any manner, the owners and holders of Preferred Stock issued as fully paid will be entitled to receive an amount equal to the par value of such shares plus an amount equal to all accumulated and unpaid dividends thereon to and including the date fixed for such distribution or payment before any amount shall be paid to the holders of the Utility’s common stock. All shares of Preferred Stock rank equally in priority with regard to preference in liquidation rights, except that shares of different classes or different series thereof may differ as to the amounts of liquidation payments to which they are entitled. All shares of Preferred Stock rank senior to common stock with regard to liquidation rights.

If any share or shares of Preferred Stock shall at any time be issued as only partly paid, the owners and holders of such partly paid share or shares shall have the right to receive dividends and to share in the assets of the Utility upon its liquidation or dissolution in all respects like the owners and holders of fully paid shares of Preferred

Stock, except that such right shall be only in proportion to the amount paid on account of the subscription price for which such partly paid share or shares shall have been issued.

Conversion, Redemption and Preemptive Rights

None of the 6% Nonredeemable First Preferred Stock, 5.5% Nonredeemable First Preferred Stock and 5% Nonredeemable First Preferred Stock is subject to redemption.

The remaining outstanding series of First Preferred Stock, and any Preferred Stock issued in the future, may be redeemed at the Utility’s option, at any time or from time to time, at the redemption price fixed for such series of Preferred Stock together with accumulated and unpaid dividends at the rate fixed therefor to and including the date fixed for redemption. If less than all the outstanding shares of any such series are to be redeemed, the shares to be redeemed shall be determined pro rata or by lot in such manner as the Board of Directors may determine. There is no restriction on the repurchase or redemption of Preferred Stock by the Utility while there is any arrearage in the payment of dividends or sinking fund payments.

Unless the certificate of determination for any series of Preferred Stock shall otherwise provide, notice of every redemption shall be published in a newspaper of general circulation in the City and County of San Francisco, State of California, and in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, at least once in each of two (2) successive weeks, commencing not earlier than sixty (60) nor later than thirty (30) days before the date fixed for redemption; successive publications need not be made in the same newspaper. A copy of such notice shall be mailed within the same period of time to each holder of record, as of the record date, of the shares to be redeemed, but the failure to mail such notice to any shareholder shall not invalidate the redemption of such shares.

From and after the date fixed for redemption, unless default be made by the Utility in paying the amount due upon redemption, dividends on the shares called for redemption shall cease to accrue, and such shares shall be deemed to be redeemed and shall be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the Utility upon surrender of their certificates the amount payable with respect thereto upon redemption without interest.

None of the Preferred Stock has preemptive rights or conversion rights.

Non-Assessability

Shares of Preferred Stock, the subscription price of which shall have been paid in full, whether such price be par or more or less than par, shall be issued as fully paid shares and shall never be subject to any call or assessment for any purpose whatever. Shares of Preferred Stock, only a part of the subscription price of which shall have been paid, shall be subject to calls for the unpaid balance of the subscription price thereof. But no call made on partly paid Preferred Stock or partly paid common stock shall be recoverable by action or be enforceable otherwise than by sale or forfeiture of delinquent stock in accordance with the applicable provisions of the Corporations Code of California.

If at any time, whether by virtue of any amendment of the Articles of Incorporation or any amendment or change of the law of the State of California relating to corporations or otherwise, any assessment shall, in any event whatsoever, be levied and collected on any subscribed and issued shares of Preferred Stock after the subscription price thereof shall have been paid in full, the rights of the owners and holders thereof to receive dividends and their rights to share in the assets upon the liquidation or dissolution of the Utility shall, immediately upon the payment of such assessment and by virtue thereof, be increased in the same ratio as the total amount of the assessment or assessments so levied and collected shall bear to the par value of such shares of Preferred Stock.

Listing

The outstanding series of First Preferred Stock are listed on the NYSE American as follows:

•5% First Preferred Series A Stock is listed under the trading symbol PCG-PE

•5% First Preferred Stock is listed under trading symbol PCG-PD

•4.8% First Preferred Stock is listed under trading symbol PCG-PG

•4.5% First Preferred Stock is listed under trading symbol PCG-PH

•4.36% First Preferred Series A Stock is listed under trading symbol PCG-PI

•6% Nonredeemable First Preferred Stock is listed under trading symbol PCG-PA

•5.5% Nonredeemable First Preferred Stock is listed under trading symbol PCG-PB

•5% Nonredeemable First Preferred Stock is listed under trading symbol PCG-PC

Transfer Agent

The transfer agent for our Preferred Stock is EQ Shareowner Services.